Exhibit 99.1



Polo Ralph Lauren Corporation (ticker: RL, exchange: New York Stock Exchange) News Release - 6/3/2003

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Polo Ralph Lauren to Enforce its Contractual Right to Reclaim Key Licenses
from Jones Apparel Group

NEW YORK, Jun 3, 2003 (BUSINESS WIRE) -- Polo Ralph Lauren Corporation (NYSE:
RL) today announced it has filed a complaint in the Supreme Court of the State of New York against Jones Apparel Group, Inc. seeking among other things an injunction and a declaratory judgment that the Lauren license agreements terminate as of December 31, 2003 pursuant to the express terms of a separate cross-default agreement executed by the parties.

The Cross-Default Agreement executed by the companies on or about May 11, 1998 provides that the "termination or expiration" of any of the Lauren Agreements or Ralph Agreements "shall result in the simultaneous termination or expiration" of all such agreements. Polo Ralph Lauren believes that the Cross-Default Agreement was triggered when Jones failed to meet its minimum aggregate net sales volume for the period of January 1, 2002 to December 31, 2002 required to permit the renewal of the Ralph license agreements. Jones admits that the Ralph license agreement terminate effective December 31, 2003.

Roger Farah, President and Chief Operating Officer of Polo Ralph Lauren, said, "We regret taking this action, but we felt we had no choice but to seek immediate Court relief from what we believe is obstructionist behavior from a business partner that may irreparably damage our brands. We believe that we are well within our legal right to reclaim our licenses. We are confident that the Court will enforce our clear contractual rights enabling us to serve our customers without interruption."

Polo Ralph Lauren Corporation is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For 35 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include "Polo", "Polo by Ralph Lauren", "Ralph Lauren Purple Label", "Polo Sport", "Ralph Lauren", "RALPH", "Lauren", "Polo Jeans Co.", "RL", "Chaps", and "Club Monaco" among others, constitute one of the world's most widely recognized families of consumer brands. For more investor information, go to http://investor.polo.com.

SOURCE: Polo Ralph Lauren
Polo Ralph Lauren, New York
(Investor) Nancy Murray, 212/813-7862
or (Media) Jim Abernathy, 212/371-5999